Exhibit (a)(18)

                         GLOBAL/INTERNATIONAL FUND, INC.
                              ARTICLES OF AMENDMENT

          (CHANGING NAME OF CORPORATION PURSUANT TO SECTION 2-605(A)(1)
            CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2))

         Global/International Fund, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article SECOND of the Charter of the Corporation is hereby amended to read as follows:

                  "SECOND: The name of the corporation is DWS
         Global/International Fund, Inc. (the "Corporation")."

         SECOND: The Charter of the Corporation is hereby amended to provide that the shares of authorized capital stock of the Corporation currently designated as (i) the " Global Discovery Fund" (sometimes referred to as the "Scudder Global Discovery Fund") series is hereby changed to and redesignated as the "DWS Global Opportunities Fund" series; (ii) the "Emerging Markets Income Fund" (sometimes referred to as the "Scudder Emerging Markets Income Fund") series is hereby changed to and redesignated as the "DWS Emerging Markets Fixed-Income Fund" series; (iii) the "Global Fund" (sometimes referred to as the "Scudder Global Fund") series is hereby changed to and redesignated as the "DWS Global Thematic Fund" series; and (iv) the "Global Bond Fund" (sometimes referred to as the "Scudder Global Bond Fund") series is hereby changed to and redesignated as the "DWS Global Bond Fund" series.

         THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock changed and redesignated pursuant to Article SECOND above are not changed by these Articles of Amendment.

         FOURTH: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on December 2, 2005, adopted resolutions approving the amendment of the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

         FIFTH: These Articles of Amendment shall become effective on February 6, 2006.

         IN WITNESS WHEREOF, Global/International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 24th day of January, 2006; and its Vice President acknowledges that these Articles of Amendment are the act of Global/International Fund, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST                                      GLOBAL/INTERNATIONAL FUND, INC.


/s/Caroline Pearson                         /s/John Millette
------------------                          -----------------------------------
Caroline Pearson                            John Millette
Assistant Secretary                         Vice President